EXECUTIVE CONSULTING AGREEMENT

EXECUTIVE CONSULTING AGREEMENT, dated as of January 19, 2007 (this “Agreement”), between WASHINGTON CAPITAL ADVISORS, INC. (“Consultant”) and FORTRESS AMERICA ACQUISITION CORPORATION, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, by the terms of a Second Amended and Restated Membership Interest Purchase Agreement (the “Purchase Agreement”) dated July 31, 2006, by and among the Company, Thomas P. Rosato (“Rosato”), Gerard Gallagher (“Gallagher”), VTC, LLC (“VTC”) and Vortech, LLC (“Vortech”), the Company has agreed to purchase from Rosato and Gallagher all of the outstanding membership interests of VTC and Vortech.

WHEREAS, the Company desires to obtain financial, acquisition, strategic, business and consulting services from Consultant with respect to the management of the Company and future acquisitions the Company may wish to undertake; and

WHEREAS, Consultant is in the business of providing such services and is willing to provide such services to the Company in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and the Company agree as follows:

AGREEMENT

Section 1. Engagement. Upon the terms and subject to the conditions set forth in this Agreement, the Company retains Consultant as a consultant to provide analysis, advice and other financial, strategic, business, acquisition and consulting services including, but not limited to, the identification and sourcing of capital to meet the needs of the Company (the “Services”).

Section 2. Consultant’s Duties and Obligations. Consultant agrees, during the term of this Agreement, to provide the Services in a professional manner and to provide such other consulting services as may be reasonably requested (upon reasonable prior notice) from time to time by the Company in accordance with this Agreement, including, without limitation, providing the services of representatives of Consultant.

Section 3. Term.

(a) Expressly conditioned upon the closing (the “Closing”) under the Purchase Agreement and effective as of the date of the Closing (the “Closing Date”), the Company hereby retains the Consultant and the Consultant hereby accepts engagement as a consultant and agrees to render services to the Company, on the terms and conditions set forth in this Agreement for the period (the "Consulting Period") beginning on the Closing Date and ending when such period is terminated pursuant to the terms hereof. Unless earlier terminated by either the Company or the Consultant as hereinafter provided, the Consulting Period shall continue through the third (3rd) anniversary of the Closing Date ("Expiration Date"); provided, however, that if this Agreement is renewed pursuant to Section 2.1(b) below, then the “Expiration Date” for the then current “Renewal Term” (as hereinafter defined) shall be the date that is last day of the one year period of that Renewal Term). Notwithstanding anything to the contrary continued in this Section 2.1(a), if the Closing under the Purchase Agreement does not occur, this Agreement shall be null and void and of no force and effect.

(b) This Agreement shall be automatically renewed for an additional one year period commencing at the expiration of the Initial Term or any subsequent renewal term (each, a "Renewal Term") unless the Company provides written notice of termination to the Consultant not less than sixty (60) days prior to the Expiration Date. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Consulting Period shall immediately terminate prior to any Expiration Date (i) upon termination by Consultant for a “Good Reason” (as hereinafter defined); (ii) upon termination by the Company for “Cause” (as hereinafter defined); (iii) by mutual agreement of Consultant or the Company; and (iv) in all other circumstances, thirty (30) days' prior written notice is required by either party to the other to terminate this Agreement.

Section 4. Compensation; Expenses.

(a) Base Fee. As consideration for the provision of the Services, the Company agrees to pay or to cause its Subsidiaries to pay to Consultant, during the term of this Agreement, the following fees:

(i) During the Consulting Period, the Company shall pay the Consultant a fee of Two Hundred Thousand Dollars ($200,000.00) per year ("Base Fee") paid in approximately equal installments bi-weekly. The Company will review the Base Fee on December 31 of each year of the Consulting Period in order to determine what Base Fee adjustments, if any, shall be made, subject to an annual minimum increase of five percent (5%), but in no event may the Base Fee be reduced below that paid in the preceding year.

(ii) For calendar year 2006 (ending on or about December 31, 2006) and for each other calendar year that begins during the Consulting Period (each such calendar year, a "Bonus Year"), the Consultant shall be eligible to receive a bonus in an amount and on such terms as are established by the Company's Board up to fifty percent (50%) of the Base Fee (each, a "Bonus") in accordance with the bonus plan or formula applicable to the Consultant. The 2006 Bonus will be prorated to reflect that the 2006 Bonus Year is a partial year commencing on the Closing Date and ending on December 31, 2006. In addition, Consultant shall be eligible for any other bonus as the Board of Directors may determine in its sole discretion. Any Bonus for an applicable calendar year, or portion thereof, shall be paid to the Consultant no later than the conclusion of the first calendar quarter following each calendar year.

(b) Referral Fee. If, during the term of this Agreement, Consultant identifies a potential new client for the Company (other than the federal government, or any agency or subdivision thereof), it shall promptly notify the Company in writing specifying the name of the target, the extent of its contact and the date upon which it has identified the potential client. Upon receipt of such notification, the Company will promptly acknowledge receipt of the notification and either (i) confirm to Consultant that it has identified a potential new client (each an “Acknowledged New Target”), or (ii) if the Company has independently of the Consultant already identified such potential client, it will advise Consultant and give it the date of the Company's prior contact and the nature and extent thereof. As to each Acknowledged New Target, the Consultant will cooperate with the Company in broadening contact and establishing a dialogue. Any contracts that are entered into between the Company and an Acknowledged New Target during (i) the term of this Agreement, or (ii) within six (6) months after the Expiration Date, or if sooner terminated, the Termination Date shall hereinafter be referred to individually as a “Referred Contract” and collectively as the “Referred Contracts.” Contracts entered into with an Acknowledged New Target more than six (6) months after the Expiration Date (or Termination Date, as applicable) shall not be deemed to be Referred Contracts. The Consultant shall not identify potential clients on a blanket basis, but shall only identify clients with which he has made specific contact and which appear to be viable prospects for new business.

(i) For each Referred Contract the Company will pay Consultant a referral fee equal to five percent (5%) of the “Gross Profits” (hereinafter defined) earned by the Company in each fiscal year (for each Referred Contract the “Referral Fee” and for all of the Referred Contracts the “Referral Fees”).

(ii) For purposes of this Section 3.6, the following terms shall have the following meanings:

(A) “Gross Profits” with respect to a Referred Contract shall mean the “Gross Revenues” with respect to that Referred Contract (as defined below) less Cost of Goods/Services Sold with respect to that Referred Contract.

(B) “Gross Revenues” with respect to any Referred Contract shall mean all revenue derived by the Company under that Referred Contract from the rendering of services and the sales of goods.

(C) “Cost of Goods/Serviced Sold” shall mean with respect to each Referred Contract the direct costs of the Company incurred by the Company in connection with generating the Gross Revenues which costs shall include, but not be limited to (1) the labor and expense costs of the Company’s employees and consultants (including allocable administrative costs); (2) direct vendor or supplier costs and other costs of goods, used or incorporated in or otherwise delivered to the customer under the Referred Contract (including shipping costs) and (3) the costs of services rendered by third-party contractors.

(iii) The determination of Gross Profits, Gross Revenues and Cost of Goods/Services Sold with respect to each Referred Contract shall be made by the Company’s senior financial Consultant using generally accepted accounting principles applied on the accrual basis of accounting and a basis consistent with the manner in which the Company’s books and records are maintained.

(iv) The Referral Fee due with respect to each Referred Contract shall be calculated annually, based on the Company’s fiscal year and in connection with the preparation of the Company’s audited financials. Not later than ten (10) days after the release of the Company’s audited financials for the immediately preceding fiscal year the Company’s senior financial Consultant shall provide Consultant with a statement (each “Referral Fee Statement”) setting forth the calculation of the Referral Fees attributable to the Company’s immediately preceding fiscal year in such reasonable detail as to permit Consultant to review and confirm the accuracy of such calculations. The Company shall also provide Consultant with reasonable access, subject to appropriate confidentiality restrictions, to books and records appropriate to enable Seller to review and verify such calculations. Consultant shall have fifteen (15) days following delivery of a Referral Fee Statement (each a “Disagreement Notice Period”) to disagree with Referral Fee Statement by written notice to the Company setting forth in reasonable detail the amount and nature of the disagreement (each a “Notice of Disagreement”). If the Company does not receive a Notice of Disagreement from the Consultant within the Disagreement Notice Period, the Consultant shall be conclusively presumed to agree with the Referral Fee Statement and the Company shall promptly pay to the Consultant the Referral Fees shown to be due on the Referral Fee Statement. If the Company receives a Notice of Disagreement from the Consultant within the Disagreement Notice Period and if the Company and the Consultant are unable to mutually agree upon a settlement of the disagreement within thirty (30) days after the delivery of the Notice of Disagreement to the Company, then the dispute shall be resolved pursuant to Section 9.

(c) Expenses. The Company shall reimburse Consultant for all reasonable out-of-pocket expenses (including, without limitation, travel and lodging) incurred by Consultant, its managers, partners and other individuals whose compensation is reflected as compensation expense on Consultant’s financial statements in connection with providing the Services hereunder.

(d) Late Payment. Any overdue fees payable by the Company under this Paragraph 4 shall accrue interest at the rate of [__%] per annum, compounded monthly.

Section 5. Termination.

(a) Termination For Cause or By the Consultant. If the Consulting Period is terminated (i) by the Company for “Cause” (as hereinafter defined); or (ii) by the Consultant (other than for a Good Reason); then the Consultant shall only be entitled to receive (A) the Base Fee and the reimbursement of any applicable expenses pursuant to Paragraph 4 through the date of termination (the “Termination Date”) and (B) the Referral Fees as and when payable pursuant to the Paragraph 4(b); provided that the Expiration Date for purposes of calculating the Referred Contracts and the Referral Fees shall be the Termination Date rather than the Expiration Date. For purposes of this Agreement the terms “Cause” and “Good Reason” and “Change in Control” shall have the following meanings.

(i) Termination of the Consultants engagement under this Agreement for "Cause" shall mean any of the following:

(A) any act that would constitute a material violation of this Agreement or Company’s material written policies provided that the Company specifically terminates the Consultant’s engagement for Cause hereunder within 120 calendar days from the date the Company has actual notice of such; or

(B) intentionally engaging in conduct materially and demonstrably injurious to the Company provided that the Company specifically terminates the Consultant’s engagement for Cause hereunder within 120 calendar days from the date the Company has actual notice of such.

A termination for Cause after a Change in Control shall be based only on events occurring after such Change in Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Company prior to a Change in Control. Cause shall be determined in good faith by the affirmative vote of a majority of the whole Board of Directors (excluding any board member that may be affiliated with the Consultant).

(ii) "Change in Control of the Company" means (A) a sale, transfer or exclusive licensing by the Company of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis (measured by either book value in accordance with United States generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business); (B) any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Company's capital stock by the Company or any holders thereof which results in any Person or Persons, other than the holders of Company’s capital stock as of the date hereof, owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Board of Directors; (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (D) the stockholders of the Corporation approve a plan of complete liquidation of the Company.

(iii) “Good Reason" shall mean termination by the Consultant due to: (a) the failure of the Company to pay any installment of the Base Fee or Referral Fee when such installment is due pursuant to this Agreement, which failure is not cured within fifteen (15) days; or (b) any other breach or breaches of this Agreement by the Company, which breaches are, singularly or in the aggregate, material, and which are not cured within thirty (30) days of written notice of such breach or breaches to the Company by the Consultant.

(b) Termination by the Company Other Than Cause or by the Consultant for a Good Reason. In addition to the payment to the Consultant of the Base Fee, the Referral Fees and the reimbursement of any applicable expenses pursuant to Section 4(c) through the Date of Termination, if (i) the Consulting Period is terminated (A) by the Company for reasons other than Cause, or (B) by the Consultant for a Good Reason, or (C) in accordance with the terms of Section 3(b) hereof (provided the Company provides the requisite notice to the Consultant to terminate prior to any Expiration Date); and (ii) the Consultant executes a general release in the form attached hereto as Exhibit A (the "Release") on or before the effective Date of Termination; and (iii) the Consultant has not breached the terms of the “Assignment Agreement” (as defined below); then the Company shall pay the Consultant an amount equal to the Base Fee (at the rate in effect at the Date of Termination) for a period commencing on the Date of Termination and on the Expiration Date; provided, however, that if the Termination Date is within twelve (12) months of the Expiration Date, then the Company shall pay the Consultant an amount equal to the Base Fee (at the rate effective as of the Termination Date), for a period commencing on the Termination Date and ending on the first (1st) anniversary of the Termination Date. Any payment under this Section 5(b) shall be made over time as though the Consultant continued to be retained by the Company.

(c) Cooperation with Company After Termination of Engagement. For a period of six (6) months following termination of the Consulting Period for any reason, as such period may be extended with the consent of Consultant, the Consultant shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any pending work to the Company as may be designated by the Company. The Consultant shall be compensated for any time spent pursuant to this Section 5(c) at the specific request of the Company at a per diem amount based upon the Base Fee at the Date of Termination.

(d) Termination by Mutual Consent. Notwithstanding any of the foregoing provisions of this Section 5, if at any time during the course of this Agreement the parties by mutual consent decide to terminate it, they shall do so by separate agreement setting forth the terms and conditions of such termination.

Section 6. Invention, Assignment, Non-Compete and Confidentiality Agreement

The parties hereto have entered into an Invention, Assignment, and Confidentiality Agreement attached hereto as Exhibit B (the "Assignment Agreement"), which may be amended by the parties from time to time pursuant to the terms thereof. The provisions of the Assignment Agreement are intended by the parties to survive and shall survive termination or expiration of the Consulting Period and this Agreement.

Section 7. Non-Solicitation Customers or Employees; Non-Competition

(a) Covenant Not-to-Solicit Customers. Subject to Section 7(d) below, during Consultant’s engagement with the Company through the applicable “Restrictive Period” (as hereinafter defined), the Consultant shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, contact any person or entity, which:

(i) is a customer or client of the Company or any of its subsidiaries as of the Termination Date; or

(ii) has been a customer or client of the Company or any of its subsidiaries at any time within two (2) years prior to the Termination Date; or

(iii) is a prospective customer or client that the Company or any of its subsidiaries is actively soliciting as of the Termination Date (for the purpose of selling products or services similar to any of the products and services offered for sale by the Company as of the Termination Date).

(b) Covenant Not-to-Solicit Employees. Subject to Section 7(d) below, during Consultant’s engagement with the Company and from the Termination Date through the applicable Restrictive Period , Consultant shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity:

(i) recruit, solicit or encourage any person to leave the employ of the Company or any of its subsidiaries; or

(ii) hire any employee of the Company or any of its subsidiaries as a regular employee, consultant, independent contractor or otherwise.

(c) Non-Competition. Consultant recognizes and acknowledges the competitive and proprietary nature of the business operations of the Company and its subsidiaries. Subject to Section 7(d) below, during the Consultant’s engagement with the Company and for the applicable Restrictive Period, Consultant shall not, without the prior written consent of the Company, for itself or on behalf of any other person or entity, directly or indirectly, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business that competes with the business operations of the Company or any of its subsidiaries, except that nothing contained herein shall preclude the Consultant from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that his holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such business. Notwithstanding, anything to the contrary contained in this Section 7, including, but not limited to this Section 7(c), nothing in this Agreement shall preclude the Consultant, or its employee and owner, C. Thomas McMillan from owning, managing, operating, controlling, or otherwise being involved or employed directly, or indirectly by CyberLynk Network, Inc.

(d) Reduction and Extension of Restrictions.

(i) Notwithstanding contained in Sections 7(a), 7(b) and 7(c) above the provisions of Sections Sections 7(a), 7(b) and 7(c) above shall only apply to terminations made pursuant to Section 5(a) and shall not apply with respect to terminations made pursuant to Section 5(b).

(ii) The Company at Company’s option, by written notice delivered to Consultant not less than thirty (30) days prior to the expiration of the then current, applicable Restrictive Period, may extend the Restrictive Period (as previously extended under this Section 7.4(b)) for an additional twelve (12) months, provided that Company pays to Consultant during the extended Restrictive Period an amount equal to the Consultant’s Base Fee (at the rate effective as of the applicable Termination Date and over time and in the manner Consultant would have received these payments had it continued to be engaged by the Company.

(e) Definition of Restriction Period.

For purposes of this Agreement the term “Restrictive Period” shall have the following meanings.

(i) If Consultant’s engagement under this Agreement is terminated prior to the third (3rd) anniversary of the Closing Date, then the Restrictive Period shall be the period from the Termination Date through the third anniversary of the Closing Date (or if the Termination Date is within twelve (12) months of the third anniversary of the Closing Date, then for a period of one (1) year measured from the Termination Date through the first anniversary of the Termination Date).

(ii) Subject to Section 7(d) above, if Consultant’s engagement is terminated after the third anniversary of the Closing Date, then the Restrictive Period shall be the twelve month period measured from the Termination Date through the first anniversary of the Termination Date.

(f) Non-Disparagement. The Consultant agrees not to make any public statement, or engage in any conduct, that is disparaging to the Company, or any of its employees, officers, directors or shareholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspects of the business of the Company. Notwithstanding any term to the contrary herein, the Consultant and its employees shall not be in breach of this Section 7 for the making of any truthful statements under oath.

(g) Reasonableness of Restrictions. The Consultant has carefully read and considered the provisions of this Section 7, and, having done so, agrees (i) that the restrictions set forth herein are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) that the protection afforded to the Company hereunder is necessary to protect its legitimate business interests, (iii) that the agreement to observe such restrictions form a material part of the consideration for this Agreement and the Consultant’s engagement by the Company and (iv) that upon the termination of the Consultant’s engagement with the Company for any reason, Consultant will be able to continue in its business without violating the foregoing restrictions. In the event that, notwithstanding the foregoing, any of the provisions of this Section 7 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

Section 8. Consultant’s Representations and Warranties

(a) Enforceability. Consultant hereby represents and warrants to the Company that upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Consultant, enforceable in accordance with its terms.

(b) No Breach; No Conflict of Interest. Consultant hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Consultant do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which Consultant is bound and (ii) Consultant is not, to the best of Consultant's knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with loyalty to or duties for the Company.

(c) Notification of Materials or Documents from Other Customers and Clients. Consultant hereby represents and warrants to the Company that Consultant has not brought and will not bring to the Company or use in the performance of responsibilities at the Company any materials or documents of a former customer or client that are not generally available to the public, unless Consultant has obtained express written authorization from the former customer or client and the Company for their possession and use.

Section 9. Arbitration

(a) Consultant and the Company mutually consent to the resolution by arbitration of certain claims or controversies (collectively, "Claims") arising out of or relating to Consultant's engagement or termination of engagement under this Agreement that either party may have against the other, including the Company’s officers, shareholders, directors, employees, or benefit plans, the benefit plans' sponsors, fiduciaries, administrators, or affiliates; and all successors and assigns of any of them, or agents in their capacity as such or otherwise. The Claims covered by this Agreement shall include claims for (i) wages or other compensation due; (ii) breach of any contract or covenant (express or implied); tort claims; (iii) discrimination (including but not limited to race, sex, religion, national origin, age, disability, citizenship, marital status, or any other basis protected by any applicable federal, state or local law); (iv) payment of wages; (v) benefits (except where an employee benefit or pension plan specifies that its claims procedure shall use an arbitration procedure different from this one); and (vi) violation of any federal, state, or local law, statute, regulation, or ordinance, or recognized under common law.

(b) The arbitration shall be governed by the procedures of the American Arbitration Association ("AAA"), in accordance with its then-current Model Employment Arbitration Procedures and shall take place in the Washington-Metropolitan area.

(c) If the parties to this Agreement become parties to an arbitration proceeding or litigation arising from or relating to this Agreement, the non-prevailing party shall pay the reasonable attorneys’ fees and costs incurred by the prevailing party in such arbitration or litigation.

Section 10. Indemnification.

(a) The Company agrees to indemnify and hold harmless Consultant and Consultant Personnel against and from any and all claims, liabilities, losses, costs, damages, expenses, judgments, fines and amounts paid in settlement (including reasonable attorneys’ fees), arising from any source, including, without limitation, from any threatened, pending or completed actions or lawsuits whether civil, criminal, administrative or investigative, by or in the right of the Company to procure a judgment in its favor, arising from the performance of the Services, except insofar as such may arise solely from the indemnified party’s gross negligence or intentional wrongdoing (including intentional violation of applicable national security requirements). The Company shall be entitled to direct the defense of any claim for which Consultant alleges that it is obligated to provide indemnification, at the Company’s expense, but such defense shall be conducted by legal counsel mutually agreed to by the Company and Consultant. The Company agrees to keep Consultant informed on a timely basis of the status of all legal proceedings relating to this indemnification and shall provide copies of all documents relating to the legal proceedings to Consultant or, at Consultant’s request, its legal counsel. The Company further agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding without the prior written consent of Consultant. Consultant agrees to promptly notify the Company of any proceeding or investigation which may be the subject of an indemnity demand hereunder. The failure to provide such prompt notice shall not affect the Company’s obligation to provide indemnity hereunder except to the extent that a court of competent jurisdiction shall have determined by a final judgment that such failure primarily and directly adversely prejudiced in a material respect the defense of the claim by the Company.

(b) Expenses incurred in defending any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it is ultimately determined, in a final non-appealable judgment of a court of competent jurisdiction, that the indemnified party is not entitled to be indemnified against such expenses solely as a result of the indemnified party’s gross negligence or intentional wrongdoing. This undertaking by the indemnified party shall be an unqualified general undertaking, and no security for such undertaking will be required.

(c) All of Consultant’s and the other indemnified parties’ rights and obligations under this Section 10 will continue even after this Agreement has been terminated for any reason.

Section 11. Injunctive Relief. The Consultant represents and acknowledges that, in light of the payments to be made by the Company to the Consultant hereunder and for other good and valid reasons, as a result of the restrictions stated in the Assignment Agreement and the Restrictions in Section 7 above, the Company and its affiliated companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the Consultant from committing or continuing any such violation of this Agreement, and the Consultant shall not object to such application.

Section 12. Nature of Consultant’s Undertaking: No Joint Venture or Partnership. Consultant shall act as an independent contractor and shall have complete charge of its personnel engaged in the performance of the Services. The Company and Consultant hereby agree that neither Consultant’s entering into this Agreement nor Consultant’s provision of Services to the Company and its Subsidiaries shall be construed to have created either a joint venture or a partnership for the purpose of providing such Services.

Section 13. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, sent postage prepaid, by registered, certified or express mail or reputable overnight courier service to the parties at the following addresses:

if to the Company, to:

Fortress America Acquisition Corporation
4100 North Fairfax Drive
Suite 1150
Arlington, Virginia 22203
Attention:   Harvey L. Weiss, Chairman of the Board

with a copy to:

Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, Suite 1400
Tysons Corner, VA 22182
Attn: James J. Maiwurm
Fax: (703) 720-7801

if to Consultant, to:

Washington Capital Advisors, Inc.
4100 North Fairfax Drive
Suite 1150
Arlington, Virginia 22203
Attn: C. Thomas McMillen
Fax: (703) 528 0956

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 13 be deemed given upon delivery, (b) if delivered by mail in the manner described above to the address as provided in this Section 13, be deemed given upon receipt, and (c) if delivered by overnight express mail or reputable overnight courier service, be deemed given one Business Day after mailing (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 13). Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto

Section 14. Agreement. This Agreement (a) contains the complete and entire understanding and agreement of Consultant and the Company respecting the subject matter hereof; (b) supersedes and cancels all other understandings or agreements, oral or written, respecting the subject matter hereof; and (c) may not be modified except by an instrument in writing executed by Consultant and the Company.

Section 15. Waiver. No failure or delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy preclude any other or further exercise thereof or exercise of any other right, power or remedy. The remedies provided herein are cumulative and are not exclusive of any remedies that may be available to such party at law, in equity or otherwise.

Section 16. Successors, Assignment, Third Party Beneficiaries. Consultant and the Company may not assign their respective rights or obligations under this Agreement without the express written consent of the other party. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No person other than the parties hereto (and other than the indemnified parties specified in Section 10) is intended to be a beneficiary of this Agreement.

Section 17. Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole, or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and all other provisions of this Agreement shall continue in full force and effect.

Section 18. Section Headings. All section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

Section 19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the Company and Consultant have caused this Agreement to be duly executed and delivered on the date and year first above written.

FORTRESS AMERICA ACQUISITION CORPORATION

By:	/s/ Harvey L. Weiss
Name: Harvey L. Weiss
Title: Chief Executive Officer

WASHINGTON CAPITAL ADVISORS, INC.

s/s C. Thomas McMillen, CEO

EXHIBIT A

RELEASE

1. This agreement is between the Washington Capital Advisors, Inc. (“Consultant”) and Fortress International Group, Inc., formerly Fortress America Acquisition Corporation, a Delaware corporation (“FIG”).

2. The Consultant, deeming this Agreement to be fair, reasonable, and equitable, and intending to be legally bound hereby, agrees to and hereby does, forever and irrevocably fully release and discharge Company, its subsidiaries, affiliated entities, direct or indirect owners and its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, representatives, fiduciaries, and insurers (jointly, the "Released Parties") from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages (whether compensatory, punitive or otherwise), and liabilities whatsoever which the Consultant now has, has had, or may have, whether the same be known or unknown, vested or contingent, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, or transaction before the date of this General Release Agreement, including but not limited to Consulting Agreement with the Company (collectively, "Claims"). This is a General Release. The Consultant expressly acknowledges that this General Release includes, but is not limited to, the Consultant's release of any tort and contract claims and arbitration claims. Also, the Consultant understands that this General Release Agreement is not an admission of liability under any statute or otherwise by the Released Parties, and that the Released Parties do not admit but deny any violation of his legal rights, and that it shall not be regarded as a prevailing party for any purpose, including but not limited to, determining responsibility for or entitlement to attorneys’ fees, under any statute or otherwise. The Consultant agrees that in the event the Consultant brings a Claim in which the Consultant seeks damages or other relief from any Released Party, or in the event the Consultant seeks to recover against any Released Party in any Claim brought by a governmental agency on the Consultant’s behalf, this Agreement shall serve as a complete defense to such Claims.

3. The Consultant also agrees that the Consultant has been paid for all services rendered and has submitted all invoices and expense reports.

4. The Consultant agrees that every term of this Agreement, including, but not limited to, the fact that an agreement has been reached and the amount paid, shall be treated by the Consultant as strictly confidential, and expressly covenants not to display, publish, disseminate, or disclose the terms of this Agreement to any person or entity other than the Consultant’s attorney(s) (for purposes of seeking advice concerning this agreement only) and the Consultant’s accountant(s) (for purposes of seeking tax advice only), unless compelled to make disclosure by lawful court order or subpoena.

5. The Consultant and the Company have entered into an Assignment of Invention, Non-Disclosure, Non-Solicitation and Non-Competition Agreement ("NDA Agreement"). The Consultant reaffirms its obligation to comply with all of the post termination obligations in the NDA Agreement.

6. The Consultant also agrees that:

• The Consultant is entering into this agreement knowingly and voluntarily;

• The Consultant has been advised by the Company to consult an attorney;

• But for the Consultant's execution of this agreement, the Consultant would not otherwise be entitled to the payments described in paragraph 2;

• If any part of this agreement is found to be illegal or invalid, the rest of the agreement will be enforceable; and

CONSULTANT:	COMPANY:

WASHINGTON CAPITAL ADVISORS, INC.

[NAME AND TITLE]
Date:	Date:

Accepted and Agreed to:

Fortress International Group, Inc.

By: _______________________________

Name: Harvey L. Weiss
Title:   Chairman

Date: ______________________________

EXHIBIT B

INVENTION ASSIGNMENT, NON-COMPETE

AND CONFIDENTIALITY AGREEMENT

The following confirms an Invention Assignment, Non-Compete and Confidentiality Agreement ("Agreement") between Washington Capital Advisors, Inc. (“WCA”) and Fortress International Group, a Maryland corporation (the "Company," which term includes the Company’s Affiliates, subsidiaries and any assigns). The promises and commitments that WCA makes in this Agreement are a material part of the Company’s consideration in WCA’s consulting relationship with the Company.

1.
WCA understands and agrees that its engagement as a consultant to the Company creates a duty of loyalty and a relationship of confidence and trust between it and the Company with respect to any information made known to WCA by the Company or by any client, customer or vendor of the Company or other person who submits information to the Company, or which may be learned by me during the period of its engagement.

2.
WCA recognizes that the Company is continuously engaged in activities that the Company regards as confidential, proprietary and/or legally protectable, which activities are at least in part intended to further the interests of the Company and to provide the Company with a competitive advantage. The Company possesses and will, in the future, continue to possess information that has been or will be created, discovered, developed or otherwise becomes known to the Company (including information created by, discovered or developed by, or made known to WCA) during the period of or arising out of WCA’s engagement with the Company. WCA understands that various intellectual and other property rights have been assigned or otherwise conveyed to the Company. All information concerning the above described activities and information is collectively called "Proprietary Information" under this Agreement.

3.
By way of illustration, but not limitation, Proprietary Information includes: trade secrets, processes, formulas, data and know-how; software programs, improvements, and inventions; research and development plans, tools and techniques; new product introduction plans, specifications, requirements documents and strategies; manufacturing techniques, strategies and costs, expenses, supplier information and lists and distribution information; terms and conditions in contracts of all kinds; marketing plans, strategies and service; support strategies and procedures; development schedules; revenue forecasts; computer programs; copyrightable material, employee salaries, employee expertise, employee ability levels, training programs and procedures, copies of memos or presentations incorporating confidential information which WCA may have in its files (including those authored by WCA or its employees and contractors), patent applications and disclosures and customer lists.

4.	In consideration of WCA’s engagement by the Company and the compensation received by WCA from the Company from time to time, WCA hereby agrees as follows:

(a)
All Proprietary Information shall be the sole property of the Company, and the Company shall be the sole owner of all patents, copyrights, trademarks and other rights related to Proprietary Information. WCA hereby assigns to the Company any rights WCA may have or acquire in Proprietary Information. At all times, both during and after WCA’s engagement by the Company, WCA will keep in confidence and trust all Proprietary Information, and WCA will not use or disclose any Proprietary Information or anything related to it without written consent of the Company, except as may be necessary in the ordinary course of performing WCA’s duties to the Company.

(b)
All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to WCA by the Company or produced by WCA or others in connection with their provision of services to the Company shall be and remain the sole property of the Company, shall be used by WCA solely for the benefit of the Company and shall be returned to the Company immediately as and when requested by the Company. Even if the Company does not so request, WCA shall return and deliver all such property to the Company upon termination of WCA’s consulting engagement with the Company. WCA will not take with WCA any such property or any form of copy or reproduction of such property upon Consultant’s termination of the consulting relationship.

(c)
WCA will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by WCA, either alone or jointly with others, during the period of WCA’s consulting engagement (all said improvements, inventions, formulas, ideas, processes, techniques, know-how and data shall be hereinafter collectively call "Inventions").

(d)
WCA agrees that all Inventions that WCA develops or has developed (in whole or in part, either alone or jointly with others) and (i) use or has used equipment, supplies, facilities or trade secret information of the Company, or (ii) use or has used the hours for which WCA is to be or was compensated by the Company, or (iii) which relate to the business of the Company or to its actual or demonstrably anticipated research and development or (iv) which result, in whole or in part, from work performed by WCA for the Company shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. WCA hereby assigns to the Company any rights WCA may have or acquire in such Inventions. WCA further agree as to all such inventions and improvements to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said inventions and improvements in any and all countries, and to that end WCA will execute all documents in use for applying for and obtaining such patents and copyrights thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. WCA’s obligation to assist the Company in obtaining and enforcing patents, copyrights or other rights for such inventions and improvements in any and all countries shall continue beyond the termination of WCA’s consulting engagement with the Company, but the Company shall compensate WCA at a reasonable rate after such termination for time actually spent by WCA at the Company’s request on such assistance.

(e)
In the event that the Company is unable for any reason whatsoever to secure WCA’s signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to such inventions and improvements (including renewals, extensions, continuations, divisions or continuations in part thereof), WCA hereby irrevocably designates and appoints the Company and its authorized officers and agents, as Consultant’s agents and attorneys-in-fact, this power of attorney being coupled with an interest, to act for and in its behalf and instead of WCA, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by WCA.

(f)
WCA represents that its performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by WCA in confidence or in trust prior to its engagement with the Company. WCA has not entered into, and WCA agrees that WCA will not enter into, any agreement either written or oral in conflict with this Agreement.

(g)
WCA acknowledges that the Company from time to time may be involved in government projects of a classified nature. WCA further acknowledges that the Company from time to time may have agreements with other persons or governmental agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work or information disclosed in connection therewith. WCA agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

(h)
WCA represents and warrant that execution of this Agreement, its engagement as a consultant to the Company and its performance of its consulting responsibilities to the Company in the development of its business have not and will not violate any obligations which WCA may otherwise have.

(i)
WCA agrees that at no time during its engagement as a consultant to the Company or thereafter shall WCA make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its Affiliates or any of their respective directors, officers or employees.

5.	This Agreement shall be effective as of the first day of Consultant’s engagement by the Company.

6.
This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by WCA and a majority of the members of the Board. WCA agrees that any subsequent change or changes in WCA’s duties or compensation shall not affect the validity or scope of this Agreement.

7.
WCA acknowledges receipt of this Agreement and agrees that with respect to the subject matter hereof it is its final, complete and exclusive agreement with the Company, superseding any previous oral or written representations, understanding or agreements with the Company or any officer or representative with respect to the subject matter herein.

8.
In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be modified to the extent necessary to give effect to the intent of the parties or, if necessary, severed from this Agreement and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect.

9.	This Agreement shall be construed in accordance with the laws of the State of Maryland without regard to its choice of law principles.

10.	This Agreement shall be binding upon WCA and its successors and assigns and shall inure to the benefit of the Company, its successors and assigns.

WCA acknowledges that the foregoing restrictions contained in Section 4 are reasonable in all respects including the scope, duration and geographic limitations. WCA agrees that the restrictions are an appropriate means of protecting the Company’s legitimate business interests, and no greater than necessary to protect the Company’s interests.

Dated: __________ _____, 2006

WASHINGTON CAPITAL ADVISORS, INC.

By:_____________________________________
Name:___________________________________
Title:____________________________________

Accepted and Agreed to:

Fortress International Group, Inc.

By: ___________________________________
Name: Harvey L. Weiss
Title:   Chairman

Date: __________________________________